Exhibit 99.1

MEDIA & ANALYST INQUIRIES:

Darcie M. Brossart

(214) 863-1335

dbrossart@wyndham.com

WYNDHAM INTERNATIONAL REPORTS

THIRD QUARTER 2004 RESULTS

Results Summary:

(1) EBITDA, as adjusted, for the quarter was $43.7 million, consistent with previous guidance adjusted for asset sales, and notwithstanding lost business sustained from four hurricanes that impacted Florida and the Caribbean during the quarter. (2) Wyndham reported a net loss of $15.6 million and a net loss of $0.35 per share. (3) RevPAR for comparable owned and leased properties increased 3.7 percent compared to last year, meeting Wyndham’s previous guidance. (4) Wyndham.com continued to exceed third-party Internet sites combined and is on track to achieve the Company’s 2004 goal of $100 million in total bookings. (5) Wyndham sold six properties for combined gross proceeds of $249.5 million. (6) Total debt was reduced by $250.0 million during the quarter.

DALLAS (Nov. 9, 2004) – Wyndham International, Inc. (AMEX:WBR) today reported actual earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted, of $43.7 million for the three months ended Sept. 30, 2004, compared to $45.9 million for the same quarter last year. Wyndham reported a net loss for the quarter of $15.6 million versus an $89.1 million net loss for the same period in 2003. After the effect of the Company’s preferred dividend, this resulted in a net loss of $0.35 per share on a fully diluted basis versus a net loss of $0.76 per share in the third quarter 2003.

“Wyndham experienced positive business performance in key markets throughout the U.S., including Boston, Washington, D.C., Chicago and Dallas. Despite the impact of the four hurricanes that affected the Caribbean, Florida and New Orleans, Wyndham met its earnings guidance due to the Wyndham team’s ability to quickly respond to the negative impact and implement effective revenue driving strategies,” stated Fred J. Kleisner, Wyndham’s chairman, president and chief executive officer.

Wyndham-branded owned and leased properties reported a third quarter market share penetration index of 105.8. Including non-proprietary assets, total Company operated properties posted a market share penetration index of 104.0. On a system-wide basis year over year,

Wyndham posted strong RevPar increases for its owned, leased, and managed properties. Brand breakdown is as follows:

Wyndham Hotels & Resorts:	$84.27 or a 6.4 percent increase
Wyndham Luxury Resorts:	$153.02 or a 7.4 percent increase
Wyndham Garden Hotels:	$80.37 or an 8.2 percent increase

Total Company comparable owned and leased assets, including non-proprietary assets, posted RevPAR of $93.69 or an increase of 3.7 percent, consistent with the Company’s guidance despite the impact of the hurricanes.

Dispositions/Brand Growth:

During the quarter, Wyndham sold six properties for gross proceeds of $249.5 million. All net proceeds from the sales were used to pay down debt. The six properties include the Holiday Inn Westlake; Hilton Parsippany; Crowne Plaza Ravinia; Tremont Boston – A Wyndham Historic Hotel; Wyndham Wind Watch; and Bonaventure Resort & Spa, which will be re-flagged the Wyndham Resort & Golden Door Spa upon completion of a total property redevelopment. Wyndham will manage the resort.

Subsequent to the quarter’s end, Wyndham closed the sale of ten additional properties for gross proceeds of $93.9 million. Nine of the properties will remain under Wyndham’s management pursuant to new management agreements, including the Holiday Inn Aristocrat; Holiday Inn San Angelo; Radisson Dallas; Wyndham Roanoke Airport; Union Station – A Wyndham Historic Hotel; Tutwiler – A Wyndham Historic Hotel; Wyndham Peachtree Hotel & Conference Center; Wyndham Colorado Springs; and Wyndham Miami Airport. The sale of the tenth property, the Wyndham Vinings, closed on November 1, and will remain in the Wyndham brand portfolio pursuant to a long-term franchise agreement.

During the quarter, Wyndham announced three new franchise agreements, including the Wyndham Cap Tremblant Resort located near Montreal (converting May 2005); the Viva Wyndham Playa Dorado in the Dominican Republic (opening January 2005); and the Wyndham Reading, Pa. (opened in September). Wyndham also acquired the lease for the Wyndham Hotel in Manhattan. The Company now operates the hotel and has complete usage rights of its proprietary brand name to expand its distribution in New York City through new development opportunities.

Subsequent to the quarter’s end, Wyndham signed two additional agreements including the Viva Wyndham Samana in the Dominican Republic (opening December 2004) and the Wyndham O’Hare Airport (converted November 1).

Brand Distribution:

Wyndham continued to experience increases in all of its proprietary distribution channels. Net wyndham.com reservations were up 11.0 percent, with total revenue up 19.0 percent. Total room nights booked on wyndham.com were up 7.1 percent. Wyndham.com continues to lead the online third-party channels, posting a consumer ADR of $125.53 versus total third-party Internet sites’ net rate to Wyndham of $78.31. Wyndham.com is on track to reach its $100 million revenue goal for the year.

The Company’s call center also posted positive results for the quarter. Call volume was up 3.3 percent, quarter over quarter. Wyndham ByRequest, the brand’s guest recognition program, now has over 2.1 million members. Year-to-date, ByRequest members consumed 19.9 percent of total Wyndham-branded room nights and accounted for 21.3 percent of the Wyndham brand’s gross rooms revenue.

Corporate Finance/Balance Sheet:

At Sept. 30, 2004, Wyndham’s total debt was $2.25 billion, a reduction of $250.0 million versus the second quarter 2004. Company debt breaks down as follows: Revolver $76.9 million; Term Loan I $949.5 million; Term Loan II $309.9 million and Mortgage and Other Indebtedness $910.3 million. Wyndham’s total debt excludes $169.4 million in debt related to the Wyndham Anatole, a third-party owned hotel. Wyndham has no obligation to repay this debt.

Wyndham’s liquidity, defined as revolver availability plus cash in its overnight account, was approximately $197.4 million. The Company continues to maintain solid liquidity, manage cash tightly and make prudent spending decisions.

On Oct. 12, 2004, Wyndham announced the resignation of Executive Vice President and Chief Financial Officer, Richard A. Smith. Elizabeth Schroeder, former senior vice president of finance and strategic planning, was promoted to executive vice president and acting chief financial officer for the Company. Her appointment is expected to be confirmed by Wyndham’s Board of Directors in early 2005.

Nine Months Ended Results:

For the nine months ended Sept. 30, 2004, adjusted EBITDA was $209.3 million. The Company reported a net loss of $398.3 million compared to $288.0 million from the prior year. The loss is largely attributed to a $353.7 million impairment resulting from the effects of the impending sales of 32 non-strategic assets. After the effect of the preferred dividend, the resulting net loss per share was $3.10 on a fully diluted basis compared to $2.40 from the prior year.

Enhanced Strategic Plan Update:

In the Company’s second quarter 2004 earnings report, Wyndham announced that it would sell 32 non-strategic properties, primarily located in secondary or duplicative markets. The reduction of debt in connection with asset sales more favorably positions Wyndham to take advantage of robust capital markets with respect to its debt maturities and in turn enhance its capital program to invest money in its remaining 33 owned and leased assets.

As of today, Wyndham now has 28 non-strategic assets remaining to be sold. The Company is expecting to close the sale of these assets by the end of the first quarter 2005, concluding the asset disposition portion of the Company’s strategic plan.

“When we began our strategic plan in June 1999, Wyndham owned 212 out of 317 total assets – the vast majority of these properties were non-proprietary branded,” stated Kleisner. “While our total number of hotels has been reduced due to our successful asset disposition program, the Wyndham brand has continued to expand and our debt has been dramatically reduced. The decisions we’ve made over the last five years have positioned us well for future growth.”

At the end of its asset disposition program, Wyndham will own or lease 33 hotels and resorts – including its trophy assets that define the Wyndham brand. These properties serve as the cornerstone of its hotel portfolio, which currently represents approximately 150 total Wyndham-branded assets. The Company will continue to grow its brand through new agreements with third-party owners, as well as invest in new management agreements for hotels located in key markets such as New York City, San Francisco, Hawaii and Seattle.

Additionally, Wyndham is making changes in its corporate office and operational structure to better align itself with its expected form at the conclusion of the asset disposition process—a hotel operating company with a more balanced portfolio of owned, managed and franchised properties. It is expected that the Company’s reorganization will decrease total expenses, on an annual basis, between $10.0 and $12.0 million.

As part of this realignment, four Wyndham executives will be leaving the Company: Ted Teng, president and chief operating officer, whose position will not be replaced. Kleisner has assumed Teng’s duties; Joseph A. Champ, executive vice president and chief investment officer; Patricia Smith, executive vice president, human resources; and, Donna DeBerry, executive vice president, diversity & corporate affairs. DeBerry will continue to work with Wyndham as a diversity consultant.

Additionally, Wyndham appointed three executives to new positions within the Company. Judy Hendrick, former senior vice president and treasurer, has been named executive vice president and chief investment officer; Timothy L. Fielding, former senior vice president and corporate controller, has been named executive vice president and chief accounting officer; and Michael Higa, former vice president of finance, has been appointed to senior vice president of finance and treasurer in connection with the reorganization.

Future Guidance:

EBITDA guidance for the full year is maintained, as adjusted for asset sales, in the range of $265.0 to $275.0 million. Further, full year RevPAR growth is also maintained at positive 6.0 to 7.0 percent.

About Wyndham International, Inc.:

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

EBITDA:

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt and fund capital expenditures. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

###

WYNDHAM INTERNATIONAL, INC.

2004 OPERATING STATISTICS BY QUARTER

	Third Quarter			Nine Months Ended September 30
	2004	2003	% Change	2004	2003	% Change
COMPARABLE WYNDHAM BRANDED HOTELS (a)
Wyndham Hotels & Resorts
Average daily rate	$113.51	$108.99	4.1%	$129.51	$126.23	2.6%
Occupancy	74.2%	72.7%	1.5 ppt	75.8%	72.5%	3.3 ppt
RevPAR	$84.27	$79.19	6.4%	$98.22	$91.55	7.3%
Wyndham Luxury Resorts (b)
Average daily rate	$253.40	$243.58	4.0%	$244.94	$237.35	3.2%
Occupancy	60.4%	58.5%	1.9 ppt	53.3%	52.1%	1.2 ppt
RevPAR	$153.02	$142.43	7.4%	$130.53	$123.73	5.5%
Wyndham Garden
Average daily rate	$98.73	$94.23	4.8%	$94.23	$90.90	3.7%
Occupancy	81.4%	78.8%	2.6 ppt	78.3%	78.8%	-0.5 ppt
RevPAR	$80.37	$74.30	8.2%	$73.76	$71.61	3.0%

COMPARABLE OWNED & LEASED HOTELS
Proprietary Branded (c)
Average daily rate	$120.49	$116.24	3.7%	$138.98	$134.69	3.2%
Occupancy	78.1%	78.3%	-0.2 ppt	79.2%	76.6%	2.6 ppt
RevPAR	$94.11	$90.97	3.5%	$110.10	$103.11	6.8%

Non-Proprietary Branded (d)
Average daily rate	$86.56	$73.46	17.8%	$84.86	$74.87	13.3%
Occupancy	85.0%	82.3%	2.7 ppt	82.1%	83.8%	-1.7 ppt
RevPAR	$73.54	$60.47	21.6%	$69.70	$62.75	11.1%

Total Portfolio
Average daily rate	$119.74	$115.33	3.8%	$137.83	$133.36	3.4%
Occupancy	78.2%	78.3%	-0.1 ppt	79.3%	76.7%	2.6 ppt
RevPAR	$93.69	$90.35	3.7%	$109.27	$102.29	6.8%

NOTE:	All hotel statistics exclude assets sold to date.
(a)	Brand statistics are based on comparable owned, managed and leased hotels for respective periods.
(b)	Reflects results of the Boulders, Carmel Valley Ranch, Isla Navidad, Kelly House, and Harbor View.
(c)	Reflects Wyndham Hotels & Resorts, Wyndham Luxury Resorts and Wyndham Garden Hotels that were branded as of Jan. 1, 2004.
(d)	Non-proprietary brand hotels owned by the Company as of Jan. 1, 2004.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Room revenues	$99,837	$95,787	$342,163	$319,731
Food and beverage revenues	49,471	48,728	183,425	175,576
Other revenues	30,248	31,395	108,985	111,308
Anatole hotel revenues	19,129	—	75,410	—

Total hotel revenues	198,685	175,910	709,983	606,615

Management fees and service fee income	4,254	4,162	13,059	13,012
Interest and other income	1,466	1,693	2,480	3,903

Total revenues	204,405	181,765	725,522	623,530

Expenses:
Room expenses	26,748	25,652	82,465	78,283
Food and beverage expenses	38,071	37,829	126,819	121,976
Other expenses	82,346	79,560	261,983	251,749
Anatole hotel expenses	14,886	—	52,093	—

Total hotel expenses	162,051	143,041	523,360	452,008

General and administrative costs	13,680	10,961	43,287	41,881
Interest expense	43,608	41,679	135,948	126,785
Interest expense - Anatole	3,192	—	9,594	—

Total operating costs and expenses	222,531	195,681	712,189	620,674

Revenues net of direct expenses	(18,126)	(13,916)	13,333	2,856

Adjustments:
Professional fees and other	26	125	(26)	911
Litigation Settlements	119	15	244	2,185
Abandoned transaction costs	431	(372)	545	66
(Gain)/loss on derivative instruments	1,974	2,266	3,666	21,135
Loss and damage - hurricane	2,288	—	2,288	—
Write-off of leasehold costs	4,689	—	4,667	—
Loss on sale of assets	—	—	—	4,941

Total adjustments	9,527	2,034	11,384	29,238

Depreciation and amortization	21,783	26,072	69,827	81,094
Depreciation and amortization - Anatole	3,022	—	7,734	—
Equity in earnings from unconsolidated subsidiaries	(217)	(896)	(1,583)	(1,596)
Minority interest in consolidated subsidiaries	(18)	(1,045)	(20)	1,025
Minority interest in consolidated subsidiaries - Anatole	(1,262)	—	8,152	—

	23,308	24,131	84,110	80,523

Loss from continued operations before taxes	(50,961)	(40,081)	(82,161)	(106,905)
Income tax benefit (provision)	2,668	3,239	(504)	48,258

Loss from continued operations	(48,293)	(36,842)	(82,665)	(58,647)

Loss from operations of discontinued hotels	(2,356)	(21,447)	(8,768)	(43,566)
Gain on sale of assets	48,411	2,777	49,555	7,493
Leasehold termination costs	(31)	(164)	(1,071)	(151,558)
Impairment of assets held for sale	(11,499)	(37,260)	(353,720)	(133,842)

Income (loss) from discontinued operations, before income taxes	34,525	(56,094)	(314,004)	(321,473)
Income tax (provision) benefit	(1,868)	3,839	(1,633)	92,098

Income (loss) from discontinued operations	32,657	(52,255)	(315,637)	(229,375)

Net loss	$(15,636)	$(89,097)	$(398,302)	$(288,022)

EBITDA from continuing operations	$25,829	$29,881	$141,467	$134,022

EBITDA, as adjusted	$43,728	$45,898	$209,282	$209,903

WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
EBITDA Reconciliation

Net loss	$(15,636)	$(89,097)	$(398,302)	$(288,022)

Interest expense	43,608	41,679	135,948	126,785
Depreciation and amortization	21,783	26,072	69,827	81,094
Income tax (benefit) provision	(2,668)	(3,239)	504	(48,258)

EBITDA	47,087	(24,585)	(192,023)	(128,401)

Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	1,318	669	4,095	3,241
Interest, depreciation and amortization attributable to minority interests	(324)	(1,611)	(1,259)	(1,076)
Professional fees and other	26	125	(75)	909
Amortization of unearned compensation	600	747	2,064	1,711
Loss and Damage - Hurricane	2,288	—	2,288	—
(Gain)loss on derivative instruments	1,974	2,266	3,666	21,135
Loss on sale of assets	—	—	—	4,941
Litigation settlements	119	15	244	2,185
Write-off of leasehold costs	4,689	—	4,667	—
Discontinued operations adjustment	(14,049)	68,272	385,615	305,258

EBITDA, as adjusted	$43,728	$45,898	$209,282	$209,903

Per Share Calculations:

Loss from continued operations	$(48,293)	$(36,842)	$(82,665)	$(58,647)
Income (loss) from discontinued operations	32,657	(52,255)	(315,637)	(229,375)

Net loss	$(15,636)	$(89,097)	$(398,302)	$(288,022)
Adjustment for preferred stock	(42,426)	(39,254)	(124,861)	(115,562)

Net loss attributable to common shareholders	$(58,062)	$(128,351)	$(523,163)	$(403,584)

Basic and diluted loss per common share:
Loss from continued operations	$(0.54)	$(0.45)	$(1.23)	$(1.04)
Income (loss) from discontinued operations	0.19	(0.31)	(1.87)	(1.36)

Loss per common share	$(0.35)	$(0.76)	$(3.10)	$(2.40)

Basic and diluted weighted average common shares and share equivalents	169,285	168,211	168,968	168,099